Exhibit 10.1


                     SHAREHOLDER VOTING AGREEMENT


This Agreement is made by and among Meteor Industries, Inc., a Colorado corporation (hereinafter referred to as the "Corporation"), Edward J. Names, Richard E. Dana, and Irwin Kaufman (hereinafter collectively referred to as the "Shareholders").

WHEREAS, the Shareholders desire to enter into this Agreement as a condition of purchasing Series B Preferred Stock (the "Preferred Stock") of the Corporation and to provide for the voting of their shares, once acquired, in connection with the election of directors of the Corporation and certain other matters; and

WHEREAS, each of Shareholders is also a director of the Corporation and, by entering into this Agreement, agrees to vote as a director in conformity with the terms of this Agreement; and

WHEREAS, Edward J. Names will own 100 shares of the Preferred Stock; and

WHEREAS, Richard E. Dana will own 100 shares of the Preferred Stock; and

WHEREAS, Irwin Kaufman will own 100 shares of the Preferred Stock.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH BELOW, IT IS AGREED AS FOLLOWS:

Section 1. Election of Directors. In the election of members of the board of directors, each Shareholder agrees to vote all of his/her shares of Preferred Stock entitled to vote which may now or hereafter be owned or held of record by such Shareholder, or as to which such Shareholder now or hereafter has voting power, for the following candidates:

     Edward J. Names
     Richard E. Dana
     Irwin Kaufman
     Ilyas Chaudhary
     Dennis R. Staal

Should any of the above-listed candidates decline to stand for election or to consent to serve, each Shareholder shall vote all of his/her shares of Preferred Stock only for a substitute candidate or candidates who is or are nominated by at least two of the Shareholders.

Section 2. Removal of Directors. If at any time any a Shareholder notifies the other Shareholders of his/her desire and intention to remove or replace a Director or to fill a vacancy caused by the resignation of a Director, all Shareholders shall cooperate in causing the requested removal and/or replacement by voting in the appropriate manner in accordance with the terms of this Agreement.

     Page 1 - Shareholder Voting Agreement

Section 3. Amendment of Articles. Except with respect to action to expand the number of Directors from five to seven, each Shareholder agrees to vote against any amendment of the Corporation's articles of incorporation and/or bylaws unless all Shareholders unanimously so agree.

Section 4. Irrevocable Proxies. Each Shareholder hereby grants to, and is deemed to have executed in favor of, the other Shareholders, an irrevocable proxy to vote, or to give written consent with respect to, all the voting equity securities owned by the grantor of the proxy (1) for the election to the Board of such individuals as the grantee of the proxy shall be entitled to designate pursuant to this Agreement and (2) against any amendment of the Corporation's articles of incorporation or bylaws.

Section 5. Endorsement of Certificates. Each certificate representing shares of Preferred Stock now, or hereafter, held by the Shareholders shall be inscribed substantially as follows:

The transfer of the shares represented by this certificate is restricted under the terms of an Agreement dated January 11, 1999, a copy of which is on file at the offices of the Corporation.

Section 6. Remedies. The parties acknowledge that any violation of this Agreement will cause irreparable harm to the parties hereto. As a consequence, the parties agree that if any party fails to abide by the terms of this Agreement, any other party will be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement without the necessity of posting any bond or other undertaking, the right to which is hereby waived, or, if otherwise required by rule or statute, agreed to be in the amount of Ten Dollars ($10.00), and to any other remedies provided by applicable law. The parties hereby consent to the jurisdiction and venue of the Colorado District Court in and for the City and County of Denver with respect to enforcement of this Agreement.

Section 7. Term. This Agreement shall terminate upon the voluntary written agreement of all parties who are then bound by the terms of this Agreement, but in any event, this Agreement shall terminate concurrently with the redemption by the Company of the Preferred Stock. Upon termination of this Agreement, the Shareholders shall surrender to the Corporation their certificates evidencing any of the Preferred Stock.

Section 8. Notices. Any notices permitted or required to enforce this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:

     Meteor Industries, Inc.
     216 Sixteenth Street, Suite 730
     Denver, Colorado 80202
     Attention:  Edward J. Names, President

     Page 2 - Shareholder Voting Agreement
and addressed to the Shareholders at their respective addresses as appear on the books and records of the Corporation, or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

Section 9. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

Section 10. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

Section 11. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 12. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 13. Attorney Fees. In the event arbitration, suit, or any other legal or equitable action is brought by any party under this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

Section 14. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

Section 15. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

Section 16. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 17. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 18. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     Page 3 - Shareholder Voting Agreement

Section 19. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 20. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction by Burns, Wall, Smith and Mueller, P.C., that each of the Shareholders has not been represented by the Corporation's attorneys, and that each of the shareholders has been advised that it is important for each of them to seek separate legal advise and representation in this matter.

Date:     January 11, 1999

METEOR INDUSTRIES, INC.,
a Colorado corporation


By:_________________________               _____________________________
   Edward J. Names,President               Edward J. Names, Individually

   _____________________________           ___________________________
   Richard E. Dana, Individually           Irwin Kaufman, Individually

     Page 4 - Shareholder Voting Agreement